                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       ENTERPRISE FEDERAL BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                                 January 3, 1997




Dear Stockholder:

         You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Enterprise Federal Bancorp, Inc. which will be held at the Marriott Hotel, 11320 Chester Road, Sharonville, Ohio on Wednesday, January 29, 1997 at 10:00 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in Enterprise Federal Bancorp, Inc. are sincerely appreciated.

                                           Sincerely,

                                           /s/ OTTO L. KEETON

                                           Otto L. Keeton
                                           Chairman of the Board, President and
                                             Chief Executive Officer

                        ENTERPRISE FEDERAL BANCORP, INC.
                         7810 TYLERSVILLE SQUARE DRIVE
                           WEST CHESTER, OHIO  45069
                                 (513) 755-4600

                                ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 1997

                                ------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Enterprise Federal Bancorp, Inc. (the "Company") will be held at the Marriott Hotel, 11320 Chester Road, Sharonville, Ohio on Wednesday, January 29, 1997 at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect three directors for a two-year term or until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Grant Thornton as the Company's independent auditors for the fiscal year ending September 30, 1997; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

         The Board of Directors has fixed December 27, 1996 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.


                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ OTTO L. KEETON

                                           Otto L. Keeton
                                           President and Chief Executive Officer

West Chester, Ohio
January 3, 1997

--------------------------------------------------------------------------------
  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT
  THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF
  YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
  THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY
  BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                        ENTERPRISE FEDERAL BANCORP, INC.

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 29, 1997

         This Proxy Statement is furnished to holders of common stock, $.01 par value per share ("Common Stock"), of Enterprise Federal Bancorp, Inc. (the "Company"), which acquired all of the stock of Enterprise Federal Savings Bank (the "Bank") issued in connection with the Bank's conversion from mutual to stock form in October 1994 (the "Conversion"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Marriott Hotel, 11320 Chester Road, Sharonville, Ohio on Wednesday, January 29, 1997 at 10:00 a.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about January 3, 1997.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein, for ratification of the appointment of Grant Thornton for fiscal 1996 and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Edith P. Mayer, Secretary, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                                     VOTING

         Only stockholders of record at the close of business on December 27, 1996 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 2,025,828 shares of Common Stock issued and outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy at the Annual Meeting is required to ratify the appointment of the independent auditors. Because of the required vote, abstentions will have the effect of a vote against this proposal. Under rules of the New York Stock Exchange, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."


               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR
                             AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into two classes if the Board consists of six, seven or eight members, or into three classes if the Board consists of nine or more members. One class is to be elected annually. The Board of Directors currently consists of six members, therefore, the Board is divided into two classes and directors are elected for a term of two years. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         No nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption, and all nominees currently serve as directors of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

         The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company.

         The following tables present information concerning the nominees for director of the Company and each director whose term continues, including tenure as a director of the Bank.

            NOMINEES FOR DIRECTOR FOR TWO YEAR TERM EXPIRING IN 1998

                                                  Principal Occupation During             Director
            Name                 Age(1)               the Past Five Years                   Since
--------------------------     ---------   ------------------------------------------   ------------
Otto L. Keeton                     62       Chairman of the Board, President and            1970
                                            Chief Executive Officer of the Company
                                            and, since 1984, of the Bank; Between
                                            1959 and 1984 served the Bank in
                                            various capacities, including Chief
                                            Loan Officer and Chief Operating
                                            Officer.

Terrell G. Marty                   57       Director; Owner of Terry G. Marty CLC           1983
                                            & Associates, Inc., an insurance sales
                                            and management firm located in
                                            Cincinnati, Ohio.

Steven A. Wilson                   51       Director; President and Chief                   1987
                                            Operating Officer of The Bases Group
                                            (BBI Marketing Services, Inc.), a
                                            marketing firm located in Covington,
                                            Kentucky.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

                                                  Principal Occupation During             Director
            Name                 Age(1)               the Past Five Years                   Since
--------------------------     ---------   ------------------------------------------   ------------
Michael R. Meister                 54       Director, Vice President and Chief              1993
                                            Operating Officer of the Company and,
                                            since 1969, of the Bank; Between 1969
                                            and 1994 served as Treasurer of the
                                            Bank.

William H. Kreeger                 71       Director; Presently retired; From 1968          1976
                                            to 1990 employed by Brown Publishing
                                            Company, a newspaper publishing and
                                            printing company, located in Urbana,
                                            Ohio.

Edith P. Mayer                     67       Director and Corporate Secretary;               1979
                                            Presently retired.


---------------------

(1)      As of September 30, 1996.

STOCKHOLDER NOMINATIONS

         Article X.D of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. In order for a stockholder of the Company to make any such nominations, he or she shall give notice thereof in writing, delivered or mailed by first class mail to the Secretary of the Company not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee, and (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF THE BANK AND COMPANY

         The Board of Directors of the Company meets on a quarterly basis and the Board of Directors of the Bank meets on a monthly basis and may have additional special meetings upon the request of the Chairman or a majority of the Directors. During the fiscal year ended September 30, 1996, the Board of Directors of the Company met four times and the Board of Directors of the Bank met 12 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period. The Board of Directors of the Company has not yet established any committees. The Board of Directors of the Bank has established an Audit Committee and an Executive Committee.

         Audit Committee. The Audit Committee, which consists of the entire Board, reviews the records and affairs of the Bank, engages the Bank's external auditors and reviews their reports. The Audit Committee met once during fiscal 1996.

         Executive Committee. The Executive Committee is authorized to exercise all the authority of the Board of Directors in the management of the Bank between Board meetings except as otherwise provided in the Bank's Bylaws. The Executive Committee, which consists of the President and any two outside directors, met 12 times in fiscal 1996.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information with respect to the principal occupations during the last five years for the two executive officers of the Company and the Bank who do not serve as directors.

         Steven M. Pomeroy. Age 45. Mr. Pomeroy is Vice President of the Company. Mr. Pomeroy has served the Bank as a Vice President and Loan Officer since 1987.

         Thomas J. Noe. Age 36. Mr. Noe is Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Noe joined the Bank as Vice President, Chief Financial Officer and Treasurer in January 1994. From March 1992 to January 1994, Mr. Noe served as Vice President, Chief Financial Officer and Treasurer for Blue Ash Building and Loan Company located in Blue Ash, Ohio. From January 1983 to March 1992, Mr. Noe was a principal in the firm Kennedy, Kraft, Dreyer and Noe, certified public accountants, located in Cincinnati, Ohio.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) certain executive officers of the Company, and (iv) all directors and executive officers of the Company and the Bank as a group.

                                                                                  Common Stock
                                                                            Beneficially Owned as of
                      Name of Beneficial Owner                                December 27, 1996(1)
--------------------------------------------------------------------   ------------------------------------

                                                                                 No.                 %
                                                                       -----------------------  -----------
 Enterprise Federal Bancorp, Inc.                                               181,487(2)           9.0%
  Employee Stock Ownership Plan Trust
 7810 Tylersville Square Drive
 West Chester, Ohio  45069

 Directors:
   Otto L. Keeton                                                                77,264(2)(3)        3.8
   Michael R. Meister                                                            68,771(4)           3.4
   Terrell G. Marty                                                              44,514(2)(5)        2.2
   Edith P. Mayer                                                                 8,269(6)           0.4
   Steven A. Wilson                                                              40,291(2)(7)        2.0
   William H. Kreeger                                                            12,626(8)           0.6

 Executive Officer:
   Thomas J. Noe                                                                 89,589(9)           4.4
   Steven M. Pomeroy                                                             27,345(10)          1.4

 All directors and executive officers                                                               18.2
  of the Company and the Bank as a                                              368,669(2)(11)
  group (8 persons)

                                                 (Footnotes on following page)

---------------

*        Represents less than 1% of the outstanding Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. Shares which may be acquired by the exercise of stock options which are exercisable within 60 days of the Voting Record Date are deemed to be beneficially owned by the holder and are outstanding for the purpose of computing the percentages of Common Stock beneficially owned by the respective individual and group.

(2) The Enterprise Federal Bancorp, Inc. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the Enterprise Federal Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Otto Keeton, Terrell Marty and Steven Wilson, who act as trustees of the ESOP ("Trustees"). As of the Voting Record Date, 121,597 shares held in the Trust were unallocated, and 59,890 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the ESOP Trustees in accordance with their fiduciary duties as trustees. The amount of Common Stock beneficially owned by each individual trustee or all directors and executive officers as a group does not include the shares held by the Trust.

(3) Includes 30,860 shares held jointly with Mr. Keeton's wife, 2,496 shares held individually by Mr. Keeton's wife, 9,096 shares held in the individual's account in the ESOP, and 22,686 shares which may be acquired upon the exercise of stock options exercisable within sixty
         (60) days of the Voting Record Date.

(4) Includes 11,538 shares held jointly with Mr. Meister's wife, 11,538 shares held individually by Mr. Meister's wife, 8,487 shares held in the individual's account in the ESOP, and 18,149 shares which may be acquired upon the exercise of stock options exercisable within sixty
         (60) days of the Voting Record Date.


                                         (Footnotes continued on following page)

---------------

(5) Includes 11,538 shares held jointly with Mr. Marty's wife, 11,538 shares held by Mr. Marty's children, 3,500 shares held by Mr. Marty as trustee for his retirement plan, and 3,857 shares which may be acquired upon the exercise of stock options exercisable within sixty
         (60) days of the Voting Record Date.

(6) Includes 308 shares held jointly with Ms. Mayer's daughter, 1,891 shares held individually by Ms. Mayer's husband, and 3,857 shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date.

(7) Includes 11,670 shares held individually by Mr. Wilson's wife, and 3,857 shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date.

(8) Includes 3,045 shares held individually by Mr. Kreeger's wife, and 3,857 shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date.

(9) Includes 23,076 shares held jointly with Mr. Noe's wife, 23,191 shares held individually by Mr. Noe's wife, 5,611 shares held in Mr. Noe's individual retirement account ("IRA"), 1,795 shares held in an IRA for Mr. Noe's wife, 811 shares held by Mr. Noe's children, 6,596 shares held in the individual's account in the ESOP, and 11,343 shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date.

(10) Includes 2,310 shares held jointly with Mr. Pomeroy's wife, 2,399 shares held in an IRA for Mr. Pomeroy's wife, 300 shares held by Mr. Pomeroy's children, 5,200 shares held in the individual's account in the ESOP, and 11,343 shares which may be acquired upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date.

(11) Includes 78,949 shares which may be acquired by directors and executive officers as a group upon the exercise of stock options exercisable within sixty (60) days of the Voting Record Date and 29,379 shares allocated to the accounts of directors and executive officers as a group in the ESOP.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the indicated periods to the President and Chief Executive Officer of the Bank and other executive officers of the Bank whose total compensation during the last fiscal year exceeded $100,000.

                                             Annual Compensation                 Long-Term Compensation
                                  ------------------------------------------  -----------------------------

                                                                 Other                                              All
        Name and                                                Annual            Stock         Number of          Other
   Principal Position    Year      Salary(1)     Bonus      Compensation(1)     Grants(2)      Options(3)     Compensation(4)
----------------------- -------- ------------- ---------  ------------------  --------------  ------------   --------------------
 Otto L. Keeton            1996      $172,200    $93,000             $   ---    $       ---            ---             $73,824
   President and           1995       162,200     56,000                 ---        277,891         56,714              36,912
   Chief Executive         1994       154,008     52,000                 ---            ---            ---                 ---
   Officer

 Michael R. Meister        1996       130,400     77,000                 ---            ---            ---              73,824
   Vice President and      1995       119,958     38,000                 ---        222,325         45,372              36,912
   Chief Operating         1994       109,417     34,000                 ---            ---            ---                 ---
   Officer

 Thomas J. Noe             1996        88,100     68,000                 ---            ---            ---              73,824
   Vice President,         1995        80,501     28,273                 ---        138,964         28,358              36,912
   Chief Financial         1994        50,488        ---                 ---            ---            ---                 ---
   Officer and
   Treasurer

 Steven M. Pomeroy         1996        64,700     25,000                 ---            ---            ---              52,000
   Vice President          1995        61,600     23,700                 ---        138,964         28,358              26,000
   and Loan Officer        1994        58,500     22,500                 ---            ---            ---                 ---

---------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. Includes directors fees where applicable. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to the named executive officers during the year ended September 30, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Represents the grant of restricted Common Stock pursuant to the Company's Recognition and Retention Plan and Trust, which were deemed to have had the indicated value at the date of grant and which had a fair market value of $408,330, $326,682, $204,192 and $204,192 for
         Messrs. Keeton, Meister, Noe and Pomeroy, respectively, at September 30, 1996. The awards vest at the rate of 20% a year over a five year period commencing on the first anniversary of the date of grant.
                                        (Footnotes continued on following page)

------------

(3) Consists of awards granted pursuant to the Company's 1994 Stock Option Plan which options vest and are exercisable at the rate of 20% a year over a five year period commencing on the first anniversary of the date of grant.

(4) Consists of amounts allocated during the respective periods pursuant to the ESOP based on the market price per share on the date of allocation.

STOCK OPTIONS

         No options were granted to the named executive officers during the year ended September 30, 1996.

         The following table discloses the options exercised for the year ended September 30, 1996, and held at year-end, by the Chief Executive Officer and the named executive officers:

                       Shares Acquired      Value            Number of Options at           Value of Options at
         Name            On Exercise      Realized            September 30, 1996           September 30, 1996(1)
-------------------  ------------------  -------------   -----------------------------  ------------------------------
                                                         Exercisable    Unexercisable   Exercisable    Unexercisable
                                                         ------------  ---------------  ------------  ----------------
 Otto L. Keeton                    ---           ---        11,343           45,371       $55,297         $221,184
 Michael R. Meister                ---           ---         9,074           36,298        44,236          176,953
 Thomas J. Noe                     ---           ---         5,672           22,686        27,651          110,594
 Steven M. Pomeroy                 ---           ---         5,672           22,686        27,651          110,594


--------------

(1)      Based on a per share market price of $14.125 at September 30, 1996.

DIRECTOR'S COMPENSATION

         Directors of the Company receive no compensation. During fiscal 1996, members of the Board of Directors of the Bank received $1,800 per month for serving on the Board of Directors and any of its committees and the Corporate Secretary (who is also a director) received an additional $100 per month for performing secretarial services.

EMPLOYMENT AGREEMENTS

         The Company and the Bank (collectively the "Employers") have entered into employment agreements with each of Messrs. Keeton, Meister, Noe and Pomeroy. The Employers have agreed to employ such individuals for a term of three years in their current respective positions. The term of each employment agreement shall be extended each year.

         The employment agreements are terminable with or without cause by the Employers. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that (i) in the event that the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, each officer will be entitled to a cash severance amount equal to 2.99 times his base salary.

         A Change in Control is generally defined in the employment agreement to include (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

         Employee Stock Ownership Plan and Trust. The Company has established the ESOP for employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP.

         The ESOP borrowed $2.4 million from the Company to purchase 181,487 shares of Common Stock issued in the Conversion. The loan to the ESOP will be repaid principally from the Company's and the Bank's contributions to the ESOP over a period of ten years, and the collateral for the loan is Common Stock purchased by the ESOP. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Forfeitures are reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balance within the ESOP, starting with completion of their fifth year of service. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Marty, Wilson and Keeton serve as trustees of the ESOP Trust. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         All loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment on present other unfavorable features. All of the Bank's loans to its directors and executive officers were originally made in the ordinary course of business at substantially the same terms, including interest rates and collateral, as those prevailing at the time of the loans for comparable transactions with other persons and did not involve more than the normal risk of collectability or other unfavorable features.

                   RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Grant Thornton, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending September 30, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Grant Thornton that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Grant Thornton will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                            STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the nest annual meeting of stockholders of the Company, which is scheduled to be held in January 1998, must be received at the principal executive offices of the Company, 7810 Tylersville Square Drive, West Chester, Ohio, 45069, Attention: Edith P. Mayer, Secretary, no later than September 6, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

         Stockholders proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before the annual meeting pursuant to Article X.D of the Company's Articles of Incorporation, which provides that proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the Board of Directors of the Company or by any stockholder of the Company entitled to vote generally in the election of directors. In order for a stockholder of the Company to make any such proposals, he or she shall give notice thereof in writing, delivered or mailed by first class mail to the Secretary of the Company not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the tenth day following on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business;
(iii) the class and number of shares of the Company which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

                                ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended September 30, 1996 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE 1934 ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO EDITH P. MAYER, SECRETARY, ENTERPRISE FEDERAL BANCORP, INC., 7810 TYLERSVILLE SQUARE DRIVE, WEST CHESTER, OHIO 45069. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matter should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgement of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

[X]  PLEASE MARK VOTES                                REVOCABLE PROXY
     AS IN THIS EXAMPLE                      ENTERPRISE FEDERAL BANCORP, INC.
                                                                                                                  WITH-    FOR ALL
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD                 1. ELECTION OF DIRECTORS               FOR    HOLD     EXCEPT
OF DIRECTORS OF ENTERPRISE FEDERAL BANCORP, INC.                                                           [ ]     [ ]       [ ]
("COMPANY") FOR USE AT THE ANNUAL MEETING OF                           Nominees for two-year term:
STOCKHOLDERS TO BE HELD ON JANUARY 29, 1997 AND                        OTTO L. KEETON, TERRELL G. MARTY AND STEVEN A. WILSON
AT ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of the Company as            INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
of December 27, 1996, hereby authorizes the Board of Directors         NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME
of the Company or any successors thereto as proxies will full          IN THE SPACE PROVIDED BELOW.
powers of substitution, to represent the undersigned at the
Annual Meeting of Stockholders of the Company to be held at the        -------------------------------------------------------------
Marriott Hotel, 11320 Chester Road, Sharonville, Ohio, on January                                          FOR   AGAINST   ABSTAIN
29, 1997 at 10:00 a.m., Eastern Time, and at any adjournment of     2. PROPOSAL to ratify the appoint-     [ ]     [ ]       [ ]
said meeting, and thereat to act with respect to all votes that        ment of Grant Thornton as the
the undersigned would be entitled to cast, if personally present,      Company's independent auditors
as follows:                                                            for the fiscal year ending
                                                                       September 30, 1997.

                                                                    3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                       SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS
                                                                    SPECIFIED.  IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
                                                                    FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE
                                         |----------------------|   BOARD OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE AT THE
      Please be sure to sign and date    |Date                  |   DISCRETION OF THE PROXIES.  YOU MAY REVOKE THIS PROXY AT ANY
        this Proxy in the box below.     |                      |   TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.
 |--------------------------------------------------------------|
 |                                                              |      PLEASE SIGN THIS EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS
 |                                                              |   PROXY CARD.  WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE
 |                                                              |   GIVE TITLE.  WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED
 |                                                              |   SIGN.
 |---Stockholder sign above-----Co-holder (if any) sign above---|
 |                                                                                                                                |
-|-                                                                                                                              -|-
 |                                                                                                                                |
-----------------------------------------------------------------------------------------------------------------------------------

    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                        ENTERPRISE FEDERAL BANCORP, INC.
|------------------------------------------------------------------------------|
|                             PLEASE ACT PROMPTLY                              |
|                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY                    |
|------------------------------------------------------------------------------|

[PHOTO] `We're like a lot of thrifts in the area, in that we're looking at ways to expand our operation and become even more competitive to deal with the future.'--OTTO KEETON

                                   [PHOTO]
                                              The Cincinnati Enquirer/Tony Jones

Otto Keeton, chief executive of Enterprise Federal Savings Bank in West Chester, expects big changes for thrifts as they look for ways to compete against banks and other financial-services institutions. TOP: Enterprise Federal's headquarters, in West Chester.

EAT -- OR BE EATEN

Smaller thrifts live by Darwinian theory:
Find a niche and grow, or big banks will take them over

GREATER CINCINNATI'S                   BY JEFF MCKINNEY                                 THRIFTS THAT CONVERTED FROM
BIGGEST THRIFTS                        The Cincinnati Enquirer                          MUTUALS TO STOCK OWNERSHIP
                                                                                        YEAR     NATIONALLY      OHIO
   The largest thrifts in South-         These are good days for the thrift             1996*        63           10
western Ohio and Northern Ken-         industry, but Otto Keeton still feels            1995         97            5
tucky based on asset size:             compelled to prepare his Enterprise              1994         97           12
                                       Federal Savings Bank in West Chester             1993        104           12
  -Fidelity Financial of Ohio,         for a fight.                                     1992         70            9
Norwood, $495 million.*                                                                 1991         48            4
                                         With a new set of rules for the
  -US BanCorp, Cincinnati,             industry as well as new players looking          * --as of Nov. 19
$367 million.                          for their piece of the financial-services
                                       pie, Mr. Keeton figures his trade is             THRIFTS BUYING THRIFTS
  -Glenway, Financial Corp.,           about to undergo some of the biggest
Cincinnati, $284 million.              changes in his 35-year career.                     Notable acquisitions of savings and loans
                                                                                        by other S&Ls in Southwestern Ohio:
  -Winton Financial Corp.,               Indeed, industry experts acknowledge
Cincinnati, $283 million.*             that thrifts like Mr. Keeton's will no             -WESTERN OHIO FINANCIAL of Springfield
                                       longer be able to just rely on selling home      acquired SEVEN HILLS FINANCIAL of Cincinnati
  -Enterprise Federal Bancorp,         mortgages and certificates of deposit --         Nov. 14 for $11 million.
West Chester, $235 million.            staples of the savings and loan industry
                                       -- and still remain competitive with other         -FIDELITY FINANCIAL OF OHIO in Norwood
  -First Franklin Corp., Cincin-       growing financial players.                       purchased CIRCLE FINANCIAL CORP. of
nati, $218 million.                                                                     Sharonville Oct. 11 for $28 million.
                                         "We're like a lot of thrifts in the area,
  -OHSL Financial Corp.,               in that we're looking at ways to expand our        -WESTERN OHIO FINANCIAL of Springfield
Cincinnati, $217 million.              operation and become even more competitive to    bought MAYFLOWER FINANCIAL CORP., based
                                       deal with the future," said Mr.Keeton, whose     in Cincinnati, March 29 for $10 million.
  -Suburban Bancorporation             thrift, with $235 million in assets, will
Inc., Cincinnati, $209 million.        consider acquisitions as an option for growth.     -WINTON FINANCIAL CORP., based in
                                                                                        Cincinnati, acquired Cincinnati-based BLUE
  -Westwood Homestead                    Thrifts such as Enterprise Federal, which      CHIP SAVINGS BANK Jan. 4 for $4.6 million.
Financial Corp., Cincinnati, $120      survived the massive S&L failures during the
million.                               late 1980s, are now at a crossroads.               -CITFED BANCORP, INC. of Dayton, Ohio,
                                                                                        purchased PSB HOLDING CORP. in Xenia
  -Fort Thomas Financial Corp.,          Thrifts are reaping their strongest profits    March 1, 1995, for $58 million.
Fort Thomas, $88.8 million.            ever. They're enjoying capital levels that
                                       give them the capability to expand or make
  *Includes Fidelity Financial's       acquisitions.  They also are getting some
acquisition of Circle Financial Corp.  relief on the regulatory front to cut their
and Winton Financial's purchase of     costs and allow them to act more like banks.
Blue Chip Savings Bank.
                                       Yet those same factors have made them more


12 SUNDAY, DECEMBER 1, 1996                          BUSINESS
--------------------------------------------------------------------------------
THRIFTS:  FINDING A NICHE

CONTINUED FROM PAGE 11

attractive as takeover targets of banks looking to grow. Thrifts' earnings are being squeezed by narrowing margins in their bread-and-butter mortgage business, and many don't offer the electronic services that are the wave financial institutions are riding in an effort to lure demanding customers.

      In addition, thrift executives are being pressured by investors to provide higher returns -- an increasingly difficult task in a business sphere filled with rival brokerages, banks, mutual funds and mortgage companies.

      Some industry executives argue that there will always be a place for the thrifts -- particularly those that can capitalize on providing personalized service for customers intimidated by larger institutions.

      But whatever happens, Mr. Keeton thinks that the thrift industry will be cut in half in the next five to 10 years. There are 2,000 thrifts operating nationally -- 38 of them in Greater Cincinnati.

      Industry analysts point to these other developments that could set the stage for a new round of thrift and bank mergers as they position themselves for survival:

      -- Congress passed a law in late September that is designed to merge by 1999 the two funds that insure thrift and bank deposits. But that merger cannot occur until bank and thrift operating charters are combined, meaning that thrifts would be forced to convert to a bank charter of some form. The Treasury Department has until March 31 to deliver a report to Congress on consolidating charters.

      -- Until the Charters are made one, thrifts will be restricted from shifting deposits into the Bank Insurance Fund, which would allow them to avoid the steeper fees charged by the Savings Association Insurance Fund (SAIF).

      -- The law required the nation's thrifts to pay a one-time assessment of $4.7 billion combined to help recapitalize SAIF by the end of this month. That fee will substantially reduce the annual amount thrifts pay for deposit insurance. In turn, that is expected to boost their earnings, making their franchises more attractive to banks or larger thrifts as takeover candidates.

      -- With that ruling, thrifts will pay 6 cents for every $100 in deposits, compared with 23 cents paid previously. Despite that rate decline, banks pay just 1.5 cents for every $100 in deposits because their insurance fund is healthy. The differential puts thrifts at a competitive disadvantage.

      -- In August, Congress removed a big obstacle in an effort to see bank and thrift charters merged by relieving the nation's thrifts of a $3 billion tax burden. The new "bad debt reserves" law would remove a burdensome liability if thrifts are required to accept bank charters as part of the insurance fund rescue.

         Thomas F. Theurkauf, a thrift analyst at Keefe, Bruyette and Woods in New York, said the bad-debt reserves law is significant because it would substantially reduce the costs of a thrift's conversion to a bank or a bank's acquisition of a thrift. The reason: The newly converted thrift or acquirer would not be forced to carry the liability on their books.

LOSING MORTGAGE BUSINESS

         At the same time, Mr. Theurkauf said, thrift's primary business -- providing mortgage loans -- is slowly being eroded by national mortgage and commercial banks.

         According to the U.S. Department of Housing and Urban Development, thrifts' share of mortgage originations for one- to four-family housing in 1980 totaled 49 percent, vs. 22 percent for mortgage companies and 22 percent for banks.

         But in 1995, thrifts' share of the mortgage business dropped to 19 percent. Meanwhile, mortgage companies' chunk of the market ballooned to 56 percent, and banks increased their share to 24 percent.

         And there are other forces at work.

         Mr. Theurkauf predicted that the Office of Thrift Supervision (OTS), the savings and loan industry's regulator, will be merged into the Office of the Comptroller of the Currency, which oversees almost 2,900 of the country's national banks.

         According to the OTS, the thrift industry is the healthiest ever, with the institutions benefiting largely from a booming economy that has helped spur mortgage lending. The industry has posted 20 consecutive quarters of strong earnings, including record profits of $3.7 billion during the first six months of this year.

         Tristate thrifts are no exception. Many have reported double-digit profit gains in recent years because of strong loan demand, higher net interest income and increased service fees from mortgage originations.

         In addition, about 500 thrifts nationally have converted from mutual to stock ownership between 1991 and late November, raising about $11.4 billion in new capital, according to SNL Securities, a Charlottesville, Va., investment research firm that monitors the banking industry. Thrifts that converted now account for about 90 percent of the savings and loan industry's assets.

         More than 50 thrifts in Ohio have converted to stock ownership during the past five years, raising about $655 million. Many converted primarily to raise money to expand, introduce new products, enter new lines of business or make acquisitions.

         Of the 38 thrifts in the Greater Cincinnati area, 17 have converted to stock ownership since 1991, according to the TriState League of Financial Institutions, a local trade group.

TOO MUCH CAPITAL

         Charles Crowley, a managing director of financial services at McDonald & Co. Securities in Cleveland, said the conversions often leave thrifts with excess capital or equity on their balance sheets. It has forced them to put that money to use by making acquisitions or give it back to investors in the form of higher dividends or repurchasing their stock.

         But some thrifts have allowed competitors to buy them because they had too much capital and couldn't provide an adequate return to investors. Others have used the extra capital to expand or buy thrifts to give their investors stronger returns.

         For example, Kentucky Enterprise Bancorp Inc., once one of the Tristate's largest thrifts with about $300 million in assets, put itself up for sale in 1995 because it had excessive capital after converting to stock ownership. The thrift was acquired by Cincinnati-based Fifth Third Bancorp for $98.6 million.

         Mr. Crowley suggested that a dearth or oversupply of capital might have played a role in the 16 cases of thrifts acquiring thrifts in the Tristate since 1994. Five of those deals were in Ohio, including Cincinnati-based Fidelity Financial of Ohio's $28 million acquisition in April of Circle Financial Corp. of Sharonville. The deal made Fidelity Financial the city's largest thrift with almost $500 million in assets.

SEEKING MORE DEALS

         And Fidelity Federal is hungry for more deals.

         John Reusing, Fidelity Federal's chief executive, said the institution still has the capital it needs to put to use to improve its profitability. Mr. Reusing said one option is to use the money to shop for acquisitions, particularly for thrifts with assets of $50 million to $100 million.

         "We're very flexible right now," Mr. Reusing said. "We must continue growing and leverage our capital to get our shareholders a decent return."

         Fidelity Federal's crosstown rival, Enterprise Federal, also will consider acquisitions to grow, Mr. Keeton said.

         The thrift, which had $120 million in assets two years ago, today has $235 million in assets. That growth came from an expansion of its loan product line, an increase in its mortgage-backed securities portfolio and a 25 percent boost in its customer base through aggressive marketing; Enterprise Federal runs five branch offices in Greater Cincinnati.

         But Mr. Keeton also is confident that Enterprise Federal and other area thrifts can survive the changes and remain independent.

         The key: Maintain relationships with loyal customers, serve a niche clientele and offer stockholders above-average returns.

         "These are going to be some of the biggest changes we're ever going to see, but there always will be room for a thrift that offers good personalized service," Mr. Keeton said.

         Terri Reyering Abar, a partner at the law firm Vorys, Sater, Seymour and Pease, and a specialist in mergers and acquisitions in the financial-services industry, agreed.

         She said there will continue to be a place for thrifts no matter what type of charter they operate under. Ms. Abar said most of those businesses will remain small and offer loan and deposit products to a targeted customer base, and they will still be perceived as thrifts.

         "Many of these institutions will be able to function because they have a particular clientele they cater to," she said.